UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                              FORM 3
      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
        Section 30(f) of the Investment Company Act of 1940


1  Name and Address of Reporting Person
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  Stephen Brock
  1701 Valmora Street
  Las Vegas, Nevada 89102


2  Date of Event Requiring Statement (Month/Day/Year)
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   October 2, 2002

3  IRS or Social Security Number of Reporting Person (Voluntary)
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4  Issuer Name and Ticker or Trading Symbol
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   UgoMedia Interactive Corporation
   OTCBB Ticker Symbol: UGMI


5  Relationship of Reporting Person(s) to Issuer (Check all applicable)
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   [ ]   Director                    [X]   10% Owner

   [ ]   Officer (give title below)  [ ]   Other (Specify below)


6  If Amendment, Date of Original (Month/Day/Year)
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7  Individual or Joint/Group Filing (Check applicable line)
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   [ ]  Form filed by One Reporting  [X]  Form filed by More than One
        Person                            Reporting Person

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      Table I - Non-Derivative Securities Beneficially Owned
======================================================================

 1. Title of     2. Amount of    3. Ownership      4.  Nature of
    Security        Securities      Form: Direct       Indirect
   (Instr. 4)       Beneficially    (D) or Indirect    Beneficial
                    Owned           (I) (Instr. 5)     Ownership
                   (Instr. 4)                         (Instr. 5)

  Common Stock    2,500,000 shares       I           Control Person
                                                           of
                                                      Nevada Fund
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  Common Stock      400,000 shares       D                Self
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======================================================================
 Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
======================================================================

                               3. Title and
                                  Amount of                   5.
               2. Date            Securities      4.       Ownership
                  Exercisable     Underlying  Conversion   Form of
                  and Expira-     Derivative  or Exercise  Derivative     6.
                  tion date       Security    Price of     Securities:  Nature
              ------------------------------- Derivative   Direct or    of In-
1. Title                                      Price        Indirect     direct
   of                                                                   Bene-
   Derivative   Date     Expir-         Amount                          ficial
   Security     Exerci-  ration         or                              Owner-
                sable    Date    Title  Number of                       ship
                                        Shares

     N/A
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Explanation of Responses: Stephen Brock is the president and a director of Nevada Fund, the direct owner of 2,500,000 shares included in this report. The address of Nevada Fund is 500 North Rainbow Blvd., Suite 300, Las Vegas, Nevada 89107.



                              /s/ Stephen Brock         December 2, 2002
                              --------------------------------------------
                              Stephen Brock                    Date


                              Nevada Fund

                              By: /s/ Stephen Brock     December 2, 2002
                              --------------------------------------------
                              Stephen Brock, President         Date